Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Participants and Administrator of

the Profit Participation Plan of Moody’s Corporation:

We hereby consent to incorporation by reference in the registration statement (No. 333-47848) on Form S-8 of Moody’s Corporation of our report dated June 27, 2008, relating to the statement of net assets available for benefits of the Profit Participation Plan of Moody’s Corporation as of December 31, 2007, and related statement of changes in net assets available for benefits for the year then ended, and the related supplemental Schedule H, Line 4i—Schedule of Assets (held at end of year) as of December 31, 2007 which appears in the December 31, 2007 annual report on Form 11-K of the Profit Participation Plan of Moody’s Corporation.

/s/ KPMG LLP

New York, NY

June 27, 2008

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